Exhibit 10.12

BONANZA ACCOUNTS RECEIVABLE
AGREEMENT

This Bonanza Accounts Receivables Agreement (BARA) is entered into this 12th day of April 2010 by and between Westerly Exploration, Inc. (Westerly) and Bonanza Oil & Gas, Inc. (Bonanza).

Recitals:

A.

Bonanza, as Non-Operator, has participated in operations conducted by Westerly, as Operator, on the APClark Prospect, Borden County, Texas.

B.

As of March 30, 2010 (but prior to billing Bonanza for lease operating expenses paid or charged in March, 2010), and as set forth on Exhibit A attached hereto, Bonanza has an outstanding accounts payable balance to Westerly in the total amount of $529,055.

C.

Westerly and Bonanza desire to settle the outstanding accounts payable balance all as hereinafter provided.

NOW THEREFORE the undersigned parties hereto, for a valuable consideration and in consideration of the premises, agree as follows:

1.

Westerly agrees that the entirety of the outstanding accounts payable balance shall be deemed to have been paid in full in the event Bonanza pays or causes to be paid to Westerly:

a)   $150,000 on or before April 9th, 2010, plus,
b)   $225,000 on or before April 30, 2010 or, in lieu of payment under b),
c)   $250,000 on or before May 31, 2010 or, in lieu of payments under b) or c),
d)   $275,000 on or before June 30, 2010.

2.

Westerly and Bonanza stipulate and agree that the working interest ownership of Bonanza in all leases comprising the APClark Prospect is limited to 25% in the leases set forth on Exhibit B attached hereto and that the undersigned parties hereto agree to execute such assignments (and/or re-assignments) of leasehold interests as may be necessary as desirable to reflect, of record, the working interest ownerships set forth on Exhibit B.

3.

In the event Bonanza fails, refuses or neglects, for any reason or for no reason,

a)   to make or cause to be made payment under Paragraph 1 a) above, this BARA shall terminate.

b) having made or cause to be made payment under Paragraph 1 a) above, to fail to make payment under either Paragraphs 1 b), c) or d) above, this BARA shall terminate.

4.

Westerly and Bonanza stipulate and agree that notwithstanding termination of this BARA under Paragraph 3 above, the terms and provisions of Paragraph 2 above shall survive any such termination.

5.

In the event Bonanza complies with the provisions of Paragraph 1 above, Westerly shall thereafter distribute joint interest revenue to Bonanza on a “net check” basis, that is, distributing on a monthly basis Bonanza’s prorata share of revenue less Bonanza’s prorata share of expenses.

6.

Prior to Bonanza complying with the provisions of Paragraph 1, above, Westerly will continue to apply joint interest revenue otherwise due to Bonanza against Bonanza’s prorata share of monthly expenses and outstanding accounts payable balance.

Agreed to and accepted by the undersigned parties hereto effective as of April 12, 2010.

WESTERLY EXPLORATION, INC.		BONANZA OIL & GAS, INC.

By:	/s/ Charles Weiner	By:	/s/ William Wiseman

Name:	Charles Weiner	Name:	William Wiseman

Title:	Chairman	Title:	President and CEO